FOR IMMEDIATE RELEASE

Kodak Adopts Plan to Preserve Valuable Net Operating Losses

            Rochester, NY, August 1, 2011 — Eastman Kodak Company (NYSE: EK) today announced that its Board of Directors has adopted a Net Operating Loss (NOL) Shareholder Rights Agreement designed to preserve its substantial tax assets.

            As of December 31, 2010, Kodak had tax attributes, including net operating losses and tax credit carry-forwards, of approximately $2.9 billion pre-tax. Unless otherwise restricted, Kodak can utilize these tax attributes in certain circumstances to offset future U.S. taxable income, including in connection with gains that may be generated from the process the company announced on July 20, 2011, of exploring strategic alternatives with respect to its digital imaging patent portfolios. The company noted that the NOL Shareholder Rights Agreement serves the interests of all stockholders as it is designed to protect the use of its substantial deferred tax assets to offset future tax liabilities, and to maximize the company’s ability to explore strategic alternatives related to its digital imaging patent portfolios.

            Kodak’s ability to use the tax attributes would be substantially limited if there were an “ownership change” as defined under Section 382 of the U.S. Internal Revenue Code and related U.S. Treasury regulations.  In general, an ownership change would occur if Kodak’s “5-percent shareholders,” as defined under Section 382, collectively increase their ownership in Kodak by more than 50 percentage points over a rolling three-year period.  Accordingly, the NOL Rights Agreement has a three-year term, although the Kodak Board of Directors has determined to review the plan periodically in light of developments at the company, including in connection with the use and value of the NOLs and the status of the patent portfolio strategic initiative.

            The Kodak Board of Directors declared a non-taxable dividend of one preferred share purchase right for each outstanding share of its common stock. The preferred share purchase rights will be distributed to stockholders of record as of August 11, 2011, but would only be activated if triggered by the Rights Agreement.  Effective today, if any person or group acquires 4.9 percent or more of the outstanding shares of common stock, there would be a triggering event under the Rights Agreement resulting in significant dilution in the ownership interest of such person or group in Kodak stock. Stockholders who currently beneficially own 4.9 percent or more of the outstanding shares of common stock will not trigger the preferred share purchase rights unless they acquire additional shares.

            The issuance of the preferred share purchase rights will not affect Kodak’s reported earnings per share and is not taxable to Kodak or its stockholders.

            Wachtell, Lipton, Rosen & Katz is acting as Kodak’s legal counsel and Lazard LLC is acting as financial advisor.

            Additional information regarding the Rights Agreement will be contained in a Form 8-K and in a Registration Statement on Form 8-A that Kodak is filing with the Securities and Exchange Commission.

About Kodak

            As the world's foremost imaging innovator, Kodak helps consumers, businesses, and creative professionals unleash the power of pictures and printing to enrich their lives.

            To learn more, visit www.kodak.com and follow our blogs and more at www.kodak.com/go/followus.

Cautionary Statement on Forward-Looking Language

            The statements in this press release concerning the Company’s position with respect to net operating losses and possible limitations are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the difficulty of determining all of the facts relative to Section 382, unreported buying and selling activity by stockholders and unanticipated interpretations of the Internal Revenue Code and regulations. Adoption of the Rights Agreement by the Company does not prevent one or more stockholders of the Company from, notwithstanding the dilution to such stockholders’ interests under the rights agreement, engaging in buying and selling activity that may have an adverse impact on the Company’s tax attributes. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the company's Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. The company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

CONTACTS:

Financial Media Contacts:

David Lanzillo, Kodak, +1 585-781-5481, david.lanzillo@kodak.com

Gerard Meuchner, Kodak, +1 585-724-4513, gerard.meuchner@kodak.com

Joele Frank / Michael Freitag / Meaghan Repko, Joele Frank, Wilkinson Brimmer Katcher, +1 212-355-4449

Investor Relations Contacts:

Angela Nash, Kodak, +1 585-724-0982, angela.nash@kodak.com

Sandra Rowland, Kodak, +1 585-724-5147, sandra.rowland@kodak.com